AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED AGREEMENT is executed and made effective as of January 1, 1999 between TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina Limited Partnership, whose address is P.O. Box 29168, Greensboro, N.C. 27408 (the "Company") and ROCHELLE SIMPSON, a resident of North Carolina, whose address is 4800 Archwood Drive, Greensboro, North Carolina 27406 (the "Simpson").

                                    RECITALS
                                    --------

     A. The Company and Simpson entered into an employment agreement dated February 28, 1994 and amended and restated as of January 1, 1996.

     B. The Parties intend to modify, amend and restate the employment contract as provided herein.

        Now therefore, in consideration of the promises contained herein and other valuable consideration, the parties agree as follows:

1. EMPLOYMENT. Company agrees to employ Simpson during the term of this Agreement. Simpson agrees to devote substantial time and attention and her best efforts to the business affairs of the Company. During the term of her employment hereunder, Simpson shall not perform services for others as a consultant, employee or otherwise and shall not engage in the conduct of any other trade or business.

        Company is engaged in the development and operation of retail shopping centers. Simpson will serve as a Senior Vice-President of the Company and will perform duties assigned to her by the Company in all phases of the Company's business. Simpson will have overall responsibility for the administration of the Company's day to day operations and such other duties as the Chief Executive Officer shall assign to her from time to time. Simpson will report directly to the Chief Executive Officer of the Company.

2. TERM. The term of this Agreement as herein amended and restated shall begin on January 1, 1999 and shall end December 31, 2001 (the "Contract Term") unless sooner terminated as herein provided. The twelve calendar month period beginning on January 1, 1999 and ending December 31, 1999 and each calendar year thereafter through the end of the Contract Term is sometimes herein referred to as a "Contract Year".

        By mutual written agreement, the parties may extend the term of employment for an additional period of three years (sometimes herein referred to as the "Extended Term") upon such terms and conditions as the parties may agree.

        This Agreement shall survive any merger, acquisition or cessation of business by the Company and shall remain binding upon any successor of the Company or transferee of the Company's business.
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3.  COMPENSATION. For each Contract Year beginning on or after January 1, 1999,
Company will pay Simpson for services performed pursuant to this Agreement an "Annual Base Salary" as follows:

                  CONTRACT YEAR            ANNUAL BASE SALARY
                  -------------            ------------------
                       1999                    $200,000.00
                       2000                    $210,000.00
                       2001                    $220,000.00

        The Annual Base Salary shall be paid in equal monthly or bi-weekly installments in arrears in accordance with Company's regular pay schedule.

        The Company will provide Simpson with any medical, disability or life insurance benefits in accordance with any such plans provided by the Company for other employees and for which Simpson is eligible.

        Simpson will be reimbursed for any necessary and reasonable expense incurred by Simpson in performing the services requested of her by the Company during the term of employment. At least monthly, Simpson will submit such records and paid bills supporting the amount of the expenses incurred and to be reimbursed as the Company shall reasonably require.

        Company will pay and/or withhold for FICA, income and other employee taxes on compensation payable to Simpson hereunder as required by law.

        If Simpson's employment is not terminated prior to the end of the Contract Term and if Simpson offers to extend the term of her employment by the Company beyond the Contract Term for one year or more upon substantially the same terms as the last Contract Year of the Contract Term but the Company elects not to continue Simpson's employment, the Company shall pay Simpson as a severance benefit an amount equal to the greater of (i) $125,000.00 or (ii) one half (1/2) of the Annual Base Salary payable to her for the last Contract Year of the Contract Term.

4. VACATION. Simpson shall be entitled to four (4) weeks of vacation during each Contract Year for the term of employment hereunder.

5. TERMINATION. Simpson's employment by the Company hereunder shall be terminated upon the occurrence of any of the following events:

    A. If the Company and Simpson mutually agree to terminate the employment;

    B. Upon the disability of Simpson. "Disability" for these purposes shall mean Simpson's inability through physical or mental illness or other cause to perform any of the material duties assigned to her by the Company for a period of one hundred and eighty (180) days or more within


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

        any twelve consecutive calendar months. Simpson will be paid during any sickness or disability period;

    C. By either party in the event of a material breach by the other party of any of that other party's obligations under this Agreement;

    D. By Company, if Simpson is convicted of a felony or engages in conduct or activity that has, or in the Company's reasonably held belief, will have a material adverse effect upon Company's business or future prospects;

    E. Upon Simpson's death.

     Upon termination of Simpson's employment, Simpson shall be entitled to receive only the compensation accrued but unpaid for the period of employment prior to the date of such termination and shall not be entitled to additional compensation except as follows:

               (1) If Simpson's employment is terminated by reason of her death or disability during the Contract Term, the Employer will pay Simpson (or the personal representatives of her estate, in the event of her death) as a death or disability benefit, an amount equal to the Annul Base Salary payable hereunder for the Contract Year within which such termination occurs. Such amount shall be paid in 12 equal monthly installments, with the first installment payable on the last day of the first calendar month following the calendar month in which Simpson's employment is terminated;

               (2) If Employer materially breaches this Agreement and this Agreement is terminated or rescinded by Simpson, in addition to the compensation due Simpson under Section 3 hereinabove, Employer shall pay Simpson as additional compensation an amount equal to the Annual Base Salary payable hereunder in the Contract Year within which Simpson's employment is terminated. Such amount shall be paid in twelve (12) equal monthly installments on the first of each month beginning the first day of the first month after Simpson shall terminate or rescind this Agreement in writing;

               (3) If the Simpson's employment is not terminated prior to the end of the Contract Term and if Simpson offers to extend the term of her employment by the Employer beyond the Contract Term for one year or more upon substantially the same terms as the last Contract Year of the Contract Term but the Employer elects not to continue Simpson's employment, the Employer shall pay Simpson as a severance benefit an amount equal to the greater of (i) $125,000.00 or (ii) one half (1/2) of the Annual Base Salary payable to her for the last Contract Year of the Contract Term.

6.  COVENANT AGAINST COMPETITION AND NON-DISCLOSURE.

    A. Covenant Against Competition. Simpson covenants and agrees that during Simpson's employment and for a period of one year after she ceases to be employed by Company, Simpson

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

shall not, directly or indirectly, as an employee, employer, shareholder, proprietor, partner, principal, agent, consultant, advisor, director, officer, or in any other capacity, engage in the development or operation of a retail shopping facility within a radius of one hundred (100) miles of any retail shopping facility owned or operated by the Company at any time during Simpson's employment hereunder or in any state in which the Company owns or operates a retail shopping facility or within a radius of one hundred (100) miles of any site for which Company has made an offer to purchase for the development of a retail shopping facility by the Company prior to the date of the termination of Simpson's employment.

    B. Disclosure of Information. Simpson acknowledges that in and as a result of her employment hereunder, she will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as financial information, terms of leases, terms of financing, financial condition of tenants and potential tenants, sales and rental income of shopping centers and other specifics about Company's development, financing, construction and operation of retail shopping facilities. Simpson covenants and agrees that she shall not, at any time during or following the term of her employment, directly or indirectly, divulge or disclose for any purpose whatsoever any such confidential information that has been obtained by, or disclosed to, her as a result of her employment by Company.

    C. Reasonableness of Restrictions.

       1. Simpson has carefully read and considered the foregoing provision of this Item, and, having done so, agrees that the restrictions set forth in these paragraphs, including but not limited to the time period of restriction set forth in the covenant against competition are fair and reasonable and are reasonably required for the protection of the interests of Company and its officers, directors and other employees.

       2. In the event that, notwithstanding the foregoing, any of the provisions of this Item shall be held invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein. In the event that any provision of this Item relating to the time period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the time period and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

    D. Consideration. The covenants against competition and non-disclosure by Simpson in this Item are made in consideration of the Company's agreement to employ Simpson upon the terms and conditions set forth herein. Such covenants against competition and of non-disclosure by Simpson in this Item constitute the material inducement to Company to enter into this Agreement, to make confidential information developed by Company available to Simpson and to pay the salary and bonuses provided for Simpson herein.

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

     E. Company's Remedies. Simpson covenants and agrees that if she shall violate any of her covenants or agreements contained in this Item 6, then the Company shall, in addition to any other rights and remedies available to it at law or in equity, have the following rights and remedies against Simpson:

       1. The Company shall be relieved of any further obligation to Simpson under the terms of this agreement; and

       2. The Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or other benefits that Simpson, directly or indirectly, has realized and/or may realize as a result of, growing out of or in connection with, any such violation.

        The foregoing rights and remedies of the Company shall be cumulative and the election by the Company to exercise any one or more of them shall not preclude the Company's exercise of any other rights described above or otherwise available under applicable principals of law or equity.

7.  NOTICES.

        Any notice required or permitted to be given pursuant to this Agreement shall be hand delivered or sent by certified mail, return receipt requested, to the address of the party to whom it is directed as set forth below:

        Company:                    Tanger Properties Limited Partnership
                                    c/o Stanley K. Tanger
                                    P.O. Box 29168
                                    Greensboro, N.C. 27402

        Simpson:                    Rochelle Simpson
                                    4800 Archwood Drive
                                    Greensboro, N.C. 27406

        IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day and year first above written.

                                    COMPANY:

                                    TANGER PROPERTIES LIMITED PARTNERSHIP, a
                                    North Carolina Limited Partnership

                                    By: TANGER FACTORY OUTLET CENTERS, INC.,
                                            it's sole general partner

                                    By: _________________________________

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

                                            STANLEY K. TANGER
                                            Chairman of the Board
                                            Chief Executive Officer

                                    _______________________________ (SEAL)
                                            ROCHELLE SIMPSON

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